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                                                                    Exhibit 99.2


                                                       Contact:  Jeanette Clonan
                                                                  (212) 338-5658


                      GLOBALSTAR TO RAISE $140.9 MILLION ON
                        EXERCISE OF OUTSTANDING WARRANTS

                     Will Distribute Rights to Shareholders
                      To Purchase Stock at $26.50 Per Share

NEW YORK, January 31, 1997 -- Globalstar Telecommunications Limited (GTL) announced today a plan for the exercise of outstanding warrants to purchase 5,316,486 shares of common stock at $26.50 per share. The warrants were issued in April 1996 in connection with the guarantees of a $250 million Globalstar bank credit agreement. Warrant holders include Loral Space & Communications, Lockheed-Martin, Daimler Benz Aerospace, QUALCOMM, and Space Systems/Loral. An understanding with the warrant holders has been reached that will result in immediate exercise and prompt registration of the GTL shares for resale.

         In order to provide directly to its shareholders the benefit of the 1,131,169 warrants owned by GTL, the company will distribute to all of its shareholders a right to purchase one GTL share for each 8.84 shares owned, at an exercise price of $26.50 per share.

         The exercise of the warrants and the rights will result in Globalstar receiving proceeds of $140.9 million which will be used to continue the development and construction of its worldwide, low-earth-orbit satellite-based digital telecommunications system that will be operational in 1998.

         GTL will commence the distribution to its shareholders by filing a registration statement with the Securities and Exchange Commission covering the rights and the underlying common stock. Thereafter, it will announce a record date and mail materials to its shareholders describing, among other things, the manner in which shareholders may exercise the rights. The rights will not be listed; however, the company expects that shareholders would be able to sell he rights in over-the -counter (OTC) transactions. This press release shall not constitute an offer to sell or the solicitation of any offer to buy securities.

                                    -more-

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         In  addition  to  obtaining   funds   through  the  exercise  of  these
outstanding warrants, Globalstar announced yesterday that it plans to further the financing of its system by selling $250 million of units consisting of senior notes and warrants to purchase common stock of GTL in a private offering. Prior to undertaking these actions, the company had raised or received commitments for approximately $1.4 billion of the funds required.

         Globalstar (NASDAQ:GSTRF) is a limited partnership led by Loral Space & Communications Ltd. In addition to co-founder, QUALCOMM Inc., the partnership includes ten of the world's leading telecommunications service providers and equipment manufacturers.

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